Exhibit 10.1

January 26, 2024

Erik Sallee
Erik.Sallee@glencoemc.com
Re:    Consulting Agreement

Dear Erik:
This letter agreement (this “Agreement”) sets forth the terms and conditions by which you agree to provide consulting services to Intuitive Machines, Inc. and its affiliates and subsidiaries (individually and/or collectively, as applicable, the “Company”).
1.Transition. Effective January 26, 2024 (“Termination Date”), your employment with the Company will terminate. Effective as of the Termination Date, you hereby resign from any and all positions that you hold with the Company. In connection with such termination, you agree to sign and deliver to the Company a release of claims in substantially the form of Exhibit A (the “Release”) hereto within thirty (30) days following the Termination Date (and not before January 27, 2024).
2.Consulting Term. Effective January 27, 2024, you will be engaged by the Company as an independent contractor - consultant in accordance with the terms of this Agreement. The term of your engagement under this Agreement will begin on January 27, 2024 and end on March 31, 2024, unless earlier terminated in accordance with this Section 2 (the “Term”). This Agreement shall automatically terminate upon your death or permanent disability. This Agreement may also be terminated by either party upon (i) the other party’s material breach of any provision of this Agreement, and (2) written notice by such party to the breaching party specifying in reasonable detail the nature of the material breach within five (5) days of the first occurrence of such breach.
3.Services. During the Term, you will provide advice and transition assistance to the Company’s successor Chief Financial Officer, Chief Executive Officer and the Company’s Board of Directors (“Services”) for up to seven (7) hours per week as may be requested by any such party(ies) from time to time. You will report to the Company’s Chief Executive Officer. During the Term, you will perform the Services in good faith and in compliance with applicable law, and you will act in the best interests of the Company. You will devote such resources as are necessary to ensure that the Services are performed in a timely and reliable manner. However, you may pursue other employment or engagement during the Term as long as it does not create an actual or potential conflict of interest with a direct competitor or customer of the Company, unreasonably interfere with the performance of the Services, or violate the terms of any post-termination obligations you have to the Company pursuant any agreement between you and the Company, as determined by the Company’s Chief Executive Officer.
4. Consideration and Taxes. As sole consideration for the Services and the Release, you will receive the following:
a.Stock Options. Notwithstanding anything to the contrary in the Intuitive Machines, LLC 2021 Unit Option Plan (the “2021 Plan”) and my award agreement thereunder, with respect to my stock options that are outstanding under the 2021 Plan:

i.55,624 unvested stock options shall fully vest on March 31, 2024, rather than June 14, 2024 as provided in my award agreement (“Accelerated Options”), subject to my continued performance of the Services through such vesting date and the terms and conditions of the 2021 Plan and my award agreement. If my Services are terminated for any reason prior to March 31, 2024, the Accelerated Options shall be automatically forfeited on the date of such termination without consideration.

ii.Any other stock options not set forth in (i) above that are unvested on the Termination Date will automatically terminate and be forfeited without consideration, except as otherwise provided with respect to the Accelerated Options.

b.Restricted Stock Units. Notwithstanding anything to the contrary in the Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan (“2023 Plan”) and my award agreement thereunder, with respect to my restricted stock units (“RSUs”) that are outstanding under the 2023 Plan:

i.137,500 unvested RSUs shall fully vest on March 31, 2024, rather than April 11, 2024, as provided in my award agreement (“Accelerated RSUs”), subject to my continued performance of the Services through such vesting date and the terms and conditions of the 2023 Plan and my award agreement. If my Services are terminated for any reason prior to March 31, 2024, the Accelerated RSUs shall be automatically forfeited on the date of such termination without consideration. Vested RSUs will be settled in accordance with the 2023 Plan and my award agreement.

ii.Any other RSUs not set forth in (i) above that are unvested on the Termination Date will automatically terminate and be forfeited without consideration, except as otherwise provided with respect to the Accelerated RSUs. For the avoidance of doubt, the 412,500 RSUs that are outstanding and unvested will be automatically forfeited on the Termination Date without consideration.

c.No Other Accelerated or Additional Vesting. Notwithstanding anything to the contrary in the 2021 Plan, the 2023 Plan or my award agreements thereunder, no stock option, RSU or other equity shall vest other than as specifically provided in this Agreement. Without limiting the generality of the preceding sentence but for the avoidance of doubt, none of your stock options or RSUs shall vest on any change-in-control or other corporate transaction with respect to the Company, or the occurrence or non-occurrence of any other event and you hereby waive any and all such rights you may have that provide otherwise. In the event of any conflict between the terms of this Agreement and any provision of any of your award agreements, the terms of this Agreement will control.

d.Taxes. Because you are being engaged as an independent contractor and not an employee of the Company, the Company will not withhold or deduct any taxes or other customary withholdings from amounts paid to you with respect to the Services. You will be solely responsible for reporting and paying all federal, state and local taxes. You will be responsible for, and will indemnify and hold harmless the Company and its respective officers, directors, managers and employees, against, all such taxes, including penalties and interest.

5.Expenses. The Company will reimburse you for the reasonable and documented out-of-pocket expenses you incur in connection with the Services provided such expenses have been approved by the Company’s Chief Executive Officer prior to incurrence of any such expenses. Reimbursement will be made within thirty (30) days of receipt by the Company of the supporting documentation reasonably requested and acceptable to the Company.
6.Independent Contractor. You understand that you are being engaged as an independent contractor of the Company, and this Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between you and the Company for any purpose. You have no authority (and will not hold yourself out as having authority) to bind the Company and you will not make any agreements or representations on behalf of the Company without the Company’s prior written consent. You are not eligible to participate in any employee benefit plans or programs, or any other fringe benefits, that have in the past been or are currently offered to the Company’s employees, nor are you eligible or otherwise entitled to any other compensation other than the compensation specifically set forth in this Agreement.
7.Workers’ Compensation. As an independent contractor, you will not be covered by the Company’s workers’ compensation policy, and you agree the Company will have no responsibility or liability to you in the event you experience any injury or illness in connection with your performance of the Services. You agree to indemnify and hold harmless the Company its respective officers, directors, managers and employees from any and all claims arising out of any such injury or illness.
8.Survival. Your obligations under Sections 4(d), 6, 7, 9 and 10 of this Agreement will survive any termination of this Agreement.

9.Restrictive Covenants. You reiterate your acknowledgment of, and agreement to be bound by, the restrictive covenants set forth in your Confidentiality Agreement with the Company, including the confidentiality, non-competition, and non-solicitation and similar covenants. Such restrictive covenants which are incorporated herein by this reference.
10.Return of Property. Upon the termination of this Agreement, or upon the Company’s request at any time, you will immediately deliver to the Company all Company property in your possession or control and not retain any copy thereof in any form for any purpose.
11.Entire Agreement. This Agreement constitutes the entire agreement and understanding between you and the Company with respect to the matters herein contained and supersedes any previous agreement, communications or representations made by or on behalf of the Company regarding the terms and conditions of your engagement, including, without limitation, your offer letter with the Company, dated March 30, 2021.
12.Amendment. No provision of this Agreement may be modified or waived except in writing signed by you and an authorized Company representative.
13.Governing Law. This Agreement shall be governed by and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions.
14.Severability. Should any part of this Agreement be found to be void or unenforceable by a court of competent jurisdiction, such determination will not affect the remainder of this Agreement.
15.Assignment. This Agreement is not assignable by you and any purported assignment will be null and void. This Agreement is assignable by the Company and will inure to the benefit of the Company and its successors and assigns.
16.Counterparts. This Agreement may be executed in counterparts and each counterpart will be deemed an original
If you are in agreement with the terms set forth in this Agreement, kindly sign this Agreement in the space provided below to indicate your understanding and acceptance of this Agreement on or before January 26, 2024 and deliver it to me. However, the Release should not be signed by you before January 26, 2024. Feel free to contact me if you have any questions.
Sincerely,

INTUITIVE MACHINES, INC.

	Signature:	/s/ Stephen J. Altemus
Stephen J. Altemus

	Date:	January 26, 2024

	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Erik Sallee
Erik Sallee

Date: January 26, 2024